American Physicians Capital, Inc. Announces Approval of Additional $25 Million Share Repurchase Authorization

EAST LANSING, MI -- 02/08/2008 -- American Physicians Capital, Inc. (NASDAQ: ACAP) today announced that its Board of Directors authorized an additional $25 million to repurchase its common shares under management's discretion in the open market or in privately negotiated transactions during its normal trading windows.

The Company currently has the following outstanding share repurchase authorizations:

                      Type of               (In thousands)
 Date Approved       Repurchase           Amount       Amount
   By Board             Plan            Authorized  Remaining (2)
----------------    -------------     ------------- ------------
October 27, 2006    Rule 10b5-1       $      32,000 $     15,057
October 29, 2007    Rule 10b5-1       $      20,000 $     20,000
August 16, 2007     Discretionary (1) $      20,000 $      4,765
February 7, 2008    Discretionary (1) $      25,000 $     25,000
                                      ------------- ------------
                                      $      97,000 $     64,822
                                      ============= ============

(1) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the
    Company's normal trading windows.
(2) As of February 7, 2008.

The Company will deplete the August 16, 2007 discretionary authorization before commencing the new $25 million authorization.

Since December 31, 2007, the Company has repurchased, under both its Rule 10b5-1 and discretionary authorizations, a total of 162,000 shares at an average price per share of $40.74.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company's business prospects, the market price of the Company's stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Ann Storberg
Investor Relations
(517) 324-6629